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                       [LATHAM & WATKINS LETTERHEAD]


                                 February 2, 1998



Duane Reade Inc.
DRI I Inc.
Duane Reade
440 Ninth Avenue
New York, New York 10001


         Re:   Registration Statement No. 333-43313; $80,000,000 in
               aggregate principal amount of Senior Subordinated Notes due 2008
               ----------------------------------------------------------------

Ladies and Gentlemen:


     In connection with the registration under the Securities Act of 1933, as amended (the "Act") by Duane Reade Inc., a Delaware corporation (the "Company") of $80,000,000 in aggregate principal amount of Senior Subordinated Notes due 2008 (together with additional Senior Subordinated Notes due 2008, if any, to be offered by the Company pursuant to Rule 462(b) under the Act, the "Notes") and the registration by DRI I Inc., a Delaware corporation ("DRI") and Duane Reade, a New York general partnership ("Duane Reade") of guarantees of the Notes (together with additional guarantees of the Notes, if any, to be offered by DRI or Duane Reade pursuant to Rule 462(b) under the Act, the "Guarantees"), on a registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on December 24, 1997 (File No. 333-43313), as amended by Amendment No. 1 filed with the Commission on January 15, 1998 and by Amendment No. 2 filed with the Commission on February 2, 1998 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Capitalized terms used herein but not defined have the meanings given them in the Registration Statement.


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[LATHAM & WATKINS LOGO]

Duane Reade Inc.
DRI I Inc.
Duane Reade
February 2, 1998
Page 2


     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company, DRI and Duane Reade in connection with the authorization and issuance of the Notes and Guarantees, as the case may be, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us a copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

     Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as of the date hereof:

     1. The Notes have been duly authorized by the Company and, when executed, issued and authenticated in accordance with the terms of the Indenture and as contemplated by the Registration Statement and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company with their terms.

     2. The Guarantees have been duly authorized by each of DRI and Duane Reade, and, when the Guarantees are executed and delivered and the related Notes have been executed, issued and authenticated in accordance with the terms of the Indenture and as contemplated by the Registration Statement and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Guarantees will be legally valid and binding obligations of each of DRI and Duane Reade, enforceable against each of them in accordance with their terms.

     The opinions rendered herein relating to the enforceability of the Notes and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of



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[LATHAM & WATKINS LOGO]

Duane Reade Inc.
DRI I Inc.
Duane Reade
February 2, 1998
Page 3

general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and
(iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture.

     To the extent that the obligations of the Company under the Notes may be dependent upon such matters, we have assumed for purposes of this opinion that (i) each of the Underwriter and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the agreements relating to the Notes and Guarantees to which it is a party; (c) is duly qualified to engage in the activities contemplated by each such agreement; and (d) has duly authorized, executed and delivered each such agreement; (ii) with respect to each of the Underwriter and the Trustee, each agreement relating to the Notes to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations. We have also assumed, with your consent, that the choice of law provisions in each of the agreements relating to the Notes would be enforced by any court in which enforcement thereof might be sought.

     We consent to your filing this opinion as an exhibit to the Registration Statement and any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 426(b) under the Act and to the reference to our firm contained under the heading "Legal Matters."

                                               Very truly yours,


                                               /s/ Latham & Watkins